UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2026

The Honest Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40378	90-0750205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12130 Millennium Drive, #500 Los Angeles, CA		90094
(Address of Principal Executive Offices)		(Zip Code)
(888) 862-8818
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HNST	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Operating Officer

On May 20, 2026, the Board of Directors of The Honest Company, Inc. (the “Company”) approved the promotion of Curtiss Bruce to the position of Chief Financial & Operating Officer, effective May 21, 2026 (the “Effective Date”). In this position, in addition to serving as the Company’s principal financial officer and principal accounting officer, Mr. Bruce will serve as the Company’s principal operating officer.

Mr. Bruce, age 53, has served as the Company’s Chief Financial Officer since June 2025. Prior to joining the Company, Mr. Bruce served as Senior Vice President of Corporate Financial Planning and Analysis and Investor Relations at The Hain Celestial Group, a natural and organic products company, where he modernized financial systems and enhanced investor engagement. Mr. Bruce previously held senior finance roles at Keurig Dr Pepper, a beverage company, from July 2019 to March 2023, Kellogg Company, a food manufacturing company, from 2015 to 2019, Kraft Heinz, a food manufacturing company, from 2012 to 2015, and Mars, Incorporated, a confectionery, food and pet care company, from 2008 to 2012. Mr. Bruce holds an MBA in finance and supply chain from Penn State University and a bachelor's degree in accounting from Millersville University of Pennsylvania.

In connection with his promotion, on May 21, 2026, Mr. Bruce was granted a long-term incentive award of time-vesting restricted stock units (“RSUs”) with a target value of approximately $200,000, 25% of which will vest on May 19, 2027 and 1/12th of the remaining RSUs will vest on each of the Company's next 12 quarterly vesting dates, subject to the terms and conditions of the Company's 2021 Equity Incentive Plan. The number of RSUs underlying the award was calculated by dividing the award’s target value by the 30-day trailing average of the closing price of a share of the Company’s common stock on the day prior to the Effective Date.

The selection of Mr. Bruce to serve as the Company’s Chief Financial & Operating Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Bruce and any director or executive officer of the Company. Mr. Bruce has not been a party to any transaction with the Company or its subsidiaries of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no such transaction is currently contemplated.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 21, 2026, the Company held its 2026 annual meeting of stockholders (the “2026 Annual Meeting”). At the 2026 Annual Meeting, the Company's stockholders voted on two proposals, each of which is described in more detail in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 9, 2026 (the “Proxy Statement”). A brief description of each matter voted upon and the certified results, including the number of votes cast for or against each proposal, the number of votes withheld with respect to each proposal (if applicable), the number of abstentions with respect to each proposal (if applicable) and the number of broker non-votes (if applicable), with respect to each proposal follows below.

1.Election of Class II Directors. Each of the three nominees for Class II director was elected to serve as a Class II director until the Company's 2029 annual meeting of stockholders and her successor is duly elected and qualified, or until her respective earlier death, resignation or removal. The voting results are as follows:

Director Nominee	For	Withheld	Broker Non-Votes
Jessica Alba	17,459,113	21,791,263	32,742,372
Alissa Hsu Lynch	33,431,262	5,819,114	32,742,372
Andrea A. Turner	37,911,775	1,338,601	32,742,372

2. Ratification of the Appointment of the Independent Registered Public Accounting Firm. The Company's stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2026. The voting results were as follows:

For	Against	Abstain
71,155,449	299,331	537,968

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Honest Company, Inc.

Date:	May 27, 2026	By:	/s/ Brendan Sheehey
Name: Brendan Sheehey
Title: Senior Vice President, General Counsel & Corporate Secretary